UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2015

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800 Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events

Closing of Asset Sale

On March 27, 2015, Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute Southwest”), a wholly-owned subsidiary of Resolute Energy Corporation, a Delaware corporation (the “Company”) entered into a Purchase and Sale Agreement (the “PSA”) with QStar LLC, a privately-held Delaware limited liability company, to sell certain oil and gas properties in the Midland Basin portion of the Permian Basin in Howard and Martin counties, Texas, for a purchase price of $42.1 million, subject to customary purchase price adjustments, including for title and environmental defects (the “Permian Sale”).  On May 1, 2015, Resolute Southwest closed the Permian Sale transaction.  A portion of the purchase price ($2.135 million) has been escrowed in connection with post-closing indemnification rights under the PSA.  The Permian Sale was effective as of March 1, 2015.

Upon the closing of the Permian Sale, the Company’s borrowing base under its Second Amended and Restated Credit Agreement, dated as of March 30, 2010, as amended, with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “Revolving Credit Facility”), was automatically reduced from $275 million to $270 million.

In connection with the Permian Sale, on May 1, 2015, the Company also entered into a letter agreement under the Company’s Secured Term Loan Agreement (the “Second Lien Credit Agreement”) dated December 30, 2014, between the Company, certain subsidiaries of the Company as Guarantors, Bank of Montreal, as Administrative Agent, and the lenders parties thereto (the “Second Lien Lenders”), pursuant to which the Second Lien Lenders waived any required prepayment of Second Lien debt in connection with the Permian Sale.

The proceeds of the Permian Sale will be used to pay down amounts outstanding under the Company’s Revolving Credit Facility.

Information About Sold Assets

The properties sold by the Company in the Permian Sale are located in Howard and Martin counties, Texas.  The properties sold (i) had estimated proved reserves of 1.8 MMBoe as of December 31, 2014, (ii) produced approximately 610 net Boe per day in the fourth quarter of 2014 (approximately 288 Boe operated and 322 Boe non-operated) and (iii) included 2,197 net acres (745 net acres operated and 1,452 net acres non-operated).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE ENERGY CORPORATION

Date: May 4, 2015	By:	/s/ James M. Piccone
James M. Piccone
President